Exhibit 10.41

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLORADO

Civil Action No. 01-CV-1451-REB-CBS

(Consolidated with Civil Action Nos. 01-RB-1472, 01-RB-1527, 01-RB-1616. 01-RB-1799, 01-RB-1930, 01-RB-2083, 02-RB-333, 02-RB-374, 02-D-507, 02-RB-658, 02-RB-755, 02-RB-798, and 04-RB-238)

In re QWEST COMMUNICATIONS INTERNATIONAL INC. SECURITIES LITIGATION

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is made and entered into between the Lead Plaintiffs (on behalf of themselves and each of the Class Members), by and through Lead Counsel, and Qwest Communications International Inc., by and through its counsel. All capitalized terms in this MOU shall have the meanings specified for them in the Stipulation of Partial Settlement (“Stipulation”), which is attached as Exhibit A. Lead Plaintiffs and Qwest Communications International Inc. agree to execute an agreement substantially in form of the Stipulation provided that Lead Counsel prepares a Supplemental Agreement Regarding Requests for Exclusion, Plan of Allocation, the Exhibits to the Stipulation and related documents acceptable to Qwest Communications International Inc. The parties agree to perform all necessary actions to finalize and file the Stipulation and related documents as soon as reasonably possible.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated as of October 31, 2005.

By:	/s/ Michael J. Dowd	By:	/s/ Jonathan D. Schiller
	William S. Lerach Patrick Coughlin Keith Park Michael J. Dowd Thomas E. Egler Lerach, Coughlin, Stoia, Geller, Rudman & Robbins LLP 655 W. Broadway, Suite 1900 San Diego, CA 92101-3301 Lead Counsel		Jonathan D. Schiller David R. Boyd Alfred P. Levitt Boies, Schiller & Flexner LLP 5301 Wisconsin Ave, NW Suite 800 Washington, DC 20015 Counsel for Qwest Communication International Inc.

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLORADO

Civil Action No. 01-CV-1451-REB-CBS

(Consolidated with Civil Action Nos. 01-RB-1472, 01-RB-1527, 01-RB-1616. 01-RB-1799, 01-RB-1930, 01-RB-2083, 02-RB-333, 02-RB-374, 02-D-507, 02-RB-658, 02-RB-755, 02-RB-798, and 04-RB-238)

In re QWEST COMMUNICATIONS INTERNATIONAL INC. SECURITIES LITIGATION

STIPULATION OF PARTIAL SETTLEMENT

This Stipulation of Partial Settlement dated as of November     , 2005 (the “Stipulation”), is made and entered into pursuant to Rule 23 of the Federal Rules of Civil Procedure and contains the terms of a settlement by and among the Settling Parties to the above-entitled Litigation: (i) the Lead Plaintiffs (on behalf of themselves and each of the Class Members), by and through Lead Counsel; and (ii) the Settling Defendants, by and through their counsel of record in the Litigation. The Stipulation is intended by the Settling Parties to resolve fully, finally and forever discharge and settle the Released Claims, upon and subject to the terms and conditions hereof and subject to the approval of this Court. All capitalized terms in this Stipulation shall have the meanings specified for them herein.

I. THE LITIGATION

On July 27, 2001, New England Healthcare Employees Pension Fund filed a class action complaint, entitled New England Health Care Employees Fund v. Qwest et al., Civil Action No. 01-N-1451-REB-CBS, in the United States District Court for the District of Colorado, alleging various violations of the federal securities laws. A number of similar class action complaints were subsequently filed in the United States District Court for the District of Colorado. Pursuant to the Private Securities Litigation Reform Act of 1995, all of the related class action complaints were consolidated under the first filed case No. 01-N-1451; New England Healthcare Employees Pension Fund, Clifford Mosher, Tejinder Singh, and Satpal Singh were appointed Lead Plaintiffs; and a consolidated class action complaint was filed. Lead Plaintiffs filed amended complaints on December 3, 2001, April 5, 2002, May 2, 2002, August 21, 2002, and February 6, 2004. In the Fifth Amended Complaint, the named defendants in the Litigation were Qwest Communications International Inc., Arthur Andersen LLP, Joseph Nacchio, Philip Anschutz, Robin Szeliga, Robert Woodruff, Stephen Jacobsen, Drake Tempest, Marc Weisberg, James Smith, Lewis Wilks, Craig Slater, Afshin Mohebbi, Gregory Casey, and Vinod Khosla. The causes of action asserted in the consolidated amended class action complaint were for violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. Lead Plaintiffs sought to recover money and/or other relief on behalf of themselves and a putative class.

On November 4, 2002, Lead Plaintiffs moved for a temporary restraining order and a preliminary injunction to prevent Qwest from selling certain assets, or, in the alternative, to place the proceeds from that sale in trust. Qwest opposed that motion. The Court denied Lead Plaintiffs’ request for a temporary restraining order, and following supplemental briefing and a hearing at which both sides presented evidence, denied Lead Plaintiffs’ request for a preliminary injunction.

Defendants moved to dismiss Lead Plaintiffs’ various consolidated amended complaints, and Lead Plaintiffs opposed Defendants’ motions. Defendants’ motions to dismiss were granted in part and denied in part, with some Individual Defendants being dismissed from the Litigation. In other instances, the claims or allegations against Defendants were narrowed.

Those Defendants not dismissed from the Litigation filed answers denying all material allegations of Lead Plaintiffs’ Fifth Amended Complaint and asserted various defenses. Lead Plaintiffs and Defendants engaged in extensive discovery, which has been coordinated with discovery in several other state and federal securities actions. For example, Qwest has produced more than 8,000,000 pages of documents, and Lead Plaintiffs and Defendants have conducted more than 50 depositions. Those depositions began in early 2005.

On March 14, 2005, Lead Plaintiffs filed a motion for class certification, which Defendants opposed. Upon Final Settlement Approval, this Stipulation renders Lead Plaintiffs’ motion for class certification moot as to the Settling Defendants.

II. DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Defendants have denied and continue to deny each and all of the claims and contentions alleged in the Litigation. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations that the Lead Plaintiffs or the Class have suffered any damages, and that the Lead Plaintiffs or the Class were harmed by the conduct alleged in the Litigation.

Nonetheless, the Settling Defendants have concluded that further conduct of the Litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Settling Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. The Settling Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.

This Stipulation, and any and all exhibits or documents referred to herein, or any terms or representations herein or therein, or any action taken to carry out this Stipulation, are not, and shall in no event be construed or be deemed to be, evidence of, or an admission or a concession by the Defendants of any fault, liability, or damages whatsoever. The Defendants deny any and all wrongdoing of any kind whatsoever and deny any liability to Lead Plaintiffs or the Class Members. The Defendants do not concede any infirmity in the defenses they have asserted in the Litigation, nor are any such defenses waived. It is the intent of Lead Plaintiffs and the Settling Defendants that this Stipulation not be used for any purpose of any kind other than to enforce the provisions of this Stipulation or the provisions of any related agreement, release, or exhibit hereto, or in order to support a defense of res judicata, collateral estoppel, accord and satisfaction, release, or other theory of claim or issue preclusion or similar defense. Therefore, pursuant to this Stipulation, as ordered by this Court, and pursuant to Federal Rule of Evidence 408, any other Federal Rule of Evidence, the rules of evidence of the various states, the rules of evidence followed by any quasi-judicial bodies, including regulatory and self-regulatory organizations, and any other applicable law, rule or regulation, the Settling Parties agree that the fact of entering into or carrying out this Stipulation, the exhibits hereto, and any negotiations and proceedings related hereto, and the settlement itself, shall not be construed as, offered into evidence as, or deemed to be evidence of, an admission or concession of liability by or an estoppel against any Defendant, a waiver of any applicable statute of limitations or repose, and shall not be offered by a party hereto into evidence, or considered, in any action or proceeding against any Defendant in any judicial, quasi-judicial, administrative agency, regulatory or self-regulatory organization, or other tribunal, or proceeding for any purpose whatsoever, other than to enforce the provisions of this Stipulation or the provisions of any related agreement, release, or exhibit hereto, or in order to support a defense of res judicata, collateral estoppel, accord and satisfaction, release or other theory of claim or issue preclusion or similar defense.

Notwithstanding the foregoing, based upon the publicly available information at the time of this Stipulation, Settling Defendants agree that they will not contest that the Litigation was filed in good faith, was not frivolous, and is being settled voluntarily in an amount and manner that reasonably reflects the risks posed by the claims against the Settling Defendants collectively.

III. CLAIMS OF THE LEAD PLAINTIFFS AND BENEFITS OF SETTLEMENT

The Lead Plaintiffs believe that the claims asserted in the Litigation have merit and believe that the evidence developed to date supports the claims. However, the Lead Plaintiffs and Lead Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Settling Defendants through trial and appeals. The Lead Plaintiffs and Lead Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Litigation, as well as the difficulties and delays inherent in such litigation. The Lead Plaintiffs and Lead Counsel are also mindful of the inherent problems of proof under and possible defenses to the violations asserted in the Litigation. The Lead Plaintiffs and Lead Counsel believe that the settlement set forth in the Stipulation confers substantial benefits upon the Class Members. Based on their evaluation, the Lead Plaintiffs and Lead Counsel have determined that the settlement set forth in the Stipulation is in the best interests of the Class.

IV. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiffs (for themselves and the Class Members) and the Settling Defendants, by and through their respective counsel of record, that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled and released, and the Litigation shall be dismissed with prejudice, as to all Settling Defendants, upon and subject to the terms and conditions of this Stipulation, as follows.

1. Definitions

As used in the Stipulation the following terms have the meanings specified below:

1.1. “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation

1.2. “Arthur Andersen LLP” means Arthur Andersen LLP, and all of its respective past and present subsidiaries, parents, successors and predecessors, and all of its current and former partners, members, principals, participating principals, national directors, managing or other agents, management personnel, officers, directors, shareholders, administrators, servants, employees, consultants, advisors, attorneys, accountants, representatives, successors and assigns, along with the heirs, spouses, executors, administrators, insurers, reinsurers, representatives, estates, successors and assigns of any such person or entities.

1.3. “Arthur Andersen Released Parties” means Arthur Andersen LLP, AWSC Société Coopérative, en liquidation, and all of their respective past and present subsidiaries, parents, successors and predecessors, member firms, affiliates, related entities, and divisions, and all of their respective current and former partners, members, principals, participating principals, national directors, managing or other agents, management personnel, officers, directors, shareholders, administrators, servants, employees, consultants, advisors, attorneys, accountants, representatives, successors and assigns, along with the heirs, spouses, executors, administrators, insurers, reinsurers, representatives, estates, successors and assigns of any such person or entities.

1.4. “Claimant” means any Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

1.5. “Claims Administrator” means Gilardi & Co. LLC.

1.6. “Class” means all persons who purchased or otherwise acquired Qwest publicly traded securities (including common stock, bonds, and options) from May 24, 1999 through July 28, 2002 (“Class Period”). Excluded from the Class are Defendants and any Persons affiliated with or related to any Defendant. For purposes of this Paragraph, the persons affiliated with or related to any Defendant are members of the immediate family of each Individual Defendant, any entity in which any Defendant has a controlling interest, officers and directors of Qwest and its subsidiaries and affiliates, partners, shareholders, and members of Arthur Andersen LLP, and the legal representatives, heirs, predecessors, successors and assigns of any such excluded party. Also excluded from the Class are those Persons who request exclusion from the Class in such form and manner, and within such time, as the Court shall prescribe. Also excluded from the Class is any current or former officer, director, employee, or agent of Qwest who has been sued by the United States Securities and Exchange Commission in connection with such Person’s affiliation with or conduct related to Qwest.

1.7. “Class Member” means a Person who falls within the definition of the Class.

1.8. “Defendants” means Qwest Communications International Inc., Arthur Andersen LLP, and the Individual Defendants.

1.9. “Effective Date” means the first date by which all of the events and conditions specified in ¶ 8.1 of the Stipulation have occurred.

1.10. “Escrow Agent” means Lead Counsel.

1.11. “Final” means: (i) if no appeal is timely filed, the expiration date of the time for the filing or noticing of an appeal from the Judgment; or (ii) if an appeal is timely filed, (a) the later of the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition for a writ of certiorari to review the affirmance, a denial of certiorari that has been timely sought or, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (b) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment.

1.12. “Final Settlement Approval” means an order by the United States District Court for the District of Colorado finally approving the terms of this Stipulation pursuant to FED.R.CIV.P. 23(e)(1)(A).

1.13. “Individual Defendants” means Joseph Nacchio, Philip Anschutz, Robin Szeliga, Robert Woodruff, Stephen Jacobsen, Drake Tempest, Marc Weisberg, James Smith, Lewis Wilks, Craig Slater, Afshin Mohebbi, Gregory Casey, and Vinod Khosla.

1.14. “Individual Settling Defendants” means Philip Anschutz, Robin Szeliga, Stephen Jacobsen, Drake Tempest, Marc Weisberg, James Smith, Lewis Wilks, Craig Slater, Afshin Mohebbi, Gregory Casey, and Vinod Khosla.

1.15. “Judgment” means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit     .

1.16. “Lead Counsel” means Lerach, Coughlin, Stoia, Geller, Rudman & Robbins LLP, 655 W. Broadway, Suite 1900, San Diego, CA 92101-3301.

1.17. “Lead Plaintiffs” means New England Healthcare Employees Pension Fund, Satpal Singh, Tejinder Singh, and Clifford Mosher.

1.18. “Litigation” means In re Qwest Communications Securities Litigation, Civil Action No. 01-CV-1451-REB-CBS, including all putative class actions consolidated therein.

1.19. “Net Settlement Fund” means the Settlement Fund, together with any interest earned thereon, less (i) any taxes, (ii) the cash allocated to Lead Counsel for attorneys’ fees and expenses pursuant to any Fee and Expense Application (defined in ¶ 7.1, below) approved by the Court pursuant to ¶¶ 7.1 and 7.2 hereof, and (iii) the cash allocated to the Class Notice and Administration Fund pursuant to ¶ 2.8 hereof.

1.20. “Non-Settling Defendant” means Joseph P. Nacchio (“Nacchio”) and Robert S. Woodruff (“Woodruff”), or either of them. Nacchio and Woodruff are expressly excluded from the definitions of Qwest, Related Parties, Released Persons, Settling Defendants, and Settling Parties.

1.21. “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership (LLP), limited liability corporation (LLC), association, joint stock company, estate, legal representative, trust, unincorporated association, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.22. “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund whereby the Net Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, Taxes and Tax Expenses and such attorneys’ fees, costs, expenses and interest as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation and the Settling Defendants and the Related Parties shall have no liability with respect thereto.

1.23. “Preliminary Settlement Approval” means an order by the United States District Court for the District of Colorado preliminarily approving the terms of this Stipulation and ordering that notice be issued to the Class pursuant to FED.R.CIV.P. 23(e)(1)(B).

1.24. “Qwest” means Qwest Communications International Inc., any and all successors, subsidiaries, and affiliates of Qwest Communications International Inc., and any and all current and former officers, directors, employees and agents of any of them, as well as any predecessors of Qwest (including but not limited to U S WEST and any successors, subsidiaries, and affiliates thereof) and their successors, subsidiaries, and affiliates, and any and all current and former officers, directors, employees and agents of any of them. Notwithstanding the foregoing, neither Nacchio nor Woodruff is included in the definition of Qwest.

1.25. “Related Parties” means each of a Settling Defendant’s past or present directors, officers, partners, members, employees, controlling shareholders, attorneys,

accountants or auditors, banks or investment banks, advisors, personal or legal representatives, insurers, reinsurers, predecessors, successors, parents, subsidiaries, divisions, assigns, spouses, heirs, related or affiliated entities, any partnership in which a Settling Defendant is a general or limited partner, any entity in which a Settling Defendant has a controlling interest, any member of an Individual Settling Defendant’s immediate family, or any trust or foundation of which any Settling Defendant is the settlor or which is for the benefit of any Individual Settling Defendant and/or member(s) of his or her family. Notwithstanding the foregoing, neither Nacchio nor Woodruff is included in the definition of Related Parties.

1.26. “Released Claims” shall collectively mean all claims, demands, rights, liabilities and causes of action of every nature and description whatsoever, whether based in law or equity, on federal, state, local, foreign, statutory or common law, or any other law, rule, or regulation (including, but not limited to, all claims arising out of or relating to any acts, omissions, disclosures, public filings, registration statements, financial statements, audit opinions, or statements by the Settling Defendants, including without limitation, claims for negligence, gross negligence, constructive or actual fraud, negligent misrepresentation, conspiracy, or breach of fiduciary duty), whether known or unknown, whether or not concealed or hidden, accrued or not accrued, foreseen or unforeseen, matured and not matured, that were asserted or that could have been asserted directly, indirectly, representatively or in any other capacity, at any time, in any forum by Lead Plaintiffs, the Class Members, or the successors or assigns of any Lead Plaintiff or Class Member, or any of them against the Released Persons arising out of, based upon, or related in any way to: (a) the purchase, acquisition, sale, or disposition of Qwest securities by any Lead Plaintiffs or any Class Member during the Class Period and the allegations that were made or could have been made in the Litigation; (b) the purchase or other acquisition of, the retention of, the sale or other disposition of, or any other transaction involving Qwest securities by any of the Released Persons during the Class Period; or (c) the settlement or resolution of the Litigation (including, without limitation, any claim for attorneys’ fees by Lead Plaintiffs or any Class Member). Released Claims shall also include claims related to any tax effects or tax liabilities (including any interest, penalties and representation costs) arising out of this Stipulation or any payment or transfer made pursuant to this Stipulation. Released Claims shall also include Unknown Claims otherwise subject to this provision. Released Claims shall not include the claims asserted in the Second Amended and Consolidated Complaint filed in the United States District Court for the District of Colorado on May 21, 2003 in In re Qwest Savings and Retirement Plan ERISA Litigation 02-CV-00464-REB-CBS (and all cases consolidated therein).

1.27. “Released Persons” means each and all of the Settling Defendants and their Related Parties, and the Arthur Andersen Released Parties. Notwithstanding the foregoing, neither Nacchio nor Woodruff is included in the definition of Released Persons.

1.28. “SEC Distribution Fund” means those funds paid by Qwest Communications International Inc. pursuant to the Final Judgment as to Defendant Qwest Communications International Inc. in Securities and Exchange Commission v.

Qwest Communications International Inc., Civil Action No. 04-7-2179 (Oct. 21, 2004), into an account in the Court Registry Investment System initially established in Securities and Exchange Commission v. Augustine Cruciotti, Civil Action No. 04-D-1267 (MJW) (D. Colo.), that are made available for distribution to the Class pursuant to the Plan of Allocation, together with such other funds paid into that same account by other Persons pursuant to any separate final judgments or agreements that those Persons have entered into or may enter into with the Securities and Exchange Commission that are also made available for distribution to the Class pursuant to the Plan of Allocation.

1.29. “Settlement Fund” means the principal amount of $400,000,000.00 (FOUR HUNDRED million dollars) in cash plus all interest earned thereon pursuant to this Stipulation and the SEC Distribution Fund.

1.30. “Settling Defendants” means, collectively, Qwest, Arthur Andersen LLP, and each of the Individual Settling Defendants. Notwithstanding the foregoing, neither Nacchio nor Woodruff is included in the definition of Settling Defendant.

1.31. “Settling Parties” means, collectively, each of the Settling Defendants and the Lead Plaintiffs on behalf of themselves and the Class Members. Notwithstanding the foregoing, neither Nacchio nor Woodruff is included in the definition of Settling Parties.

1.32. “Unknown Claims” means any claims that any Class Member or Lead Plaintiffs do not know or suspect to exist in his, her, its or their favor at the time of the release of the Released Persons which, if known by him, her, it, or them might have affected his, her, its or their settlement with and release of the Released Persons, or might have affected his, her, its, or their decision not to object to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiffs shall expressly, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived the provisions, rights and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Lead Plaintiffs shall expressly, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. The Lead Plaintiffs and Class Members may hereafter discover facts in addition to or different from those that he, she, it or they now know or believe to exist or to be true with respect to the subject matter of the Released Claims, but the Lead Plaintiffs shall have, and each Class Member, upon the Effective Date, and by operation of the Judgment shall be deemed to have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Lead Plaintiffs acknowledge, and the Class Members shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a material element of the settlement of which this release is a part.

2. The Settlement

a. The Settlement Fund

2.1 Qwest Communications International Inc. (on behalf of itself and the Settling Defendants and Released Persons) shall cause to be transferred $100,000,000.00 (one hundred million) in cash to an account controlled by the Escrow Agent no later than 30 days after the Preliminary Settlement Approval. If all or part of such $100 million is not transferred to an account controlled by the Escrow Agent within 30 days after the Preliminary Settlement Approval, such un-transferred amounts shall accrue interest at rate of 7% annually until such time as the entire $100 million is transferred. Further, if all or part of such $100 million is not transferred to an account controlled by the Escrow Agent within 30 days after the Preliminary Settlement Approval, Lead Plaintiffs may terminate this settlement; provided however, that the Lead Plaintiffs shall provide Qwest Communications International Inc. written notice of their intent to terminate, and allow Qwest Communications International Inc. 30 days to cure. Qwest Communications International Inc. (on behalf of itself and the Settling Defendants and Released Persons) shall cause to be transferred a second $100,000,000.00 (one hundred million) in cash to an account controlled by the Escrow

Agent no later than 30 days after Final Settlement Approval. If all or part of such $100 million is not transferred to an account controlled by the Escrow Agent within 30 days after Final Settlement Approval, such un-transferred amounts shall accrue interest at rate of 7% annually until such time as the entire $100 million is transferred. Further, if all or part of such $100 million is not transferred to an account controlled by the Escrow Agent within 30 days after Final Settlement Approval, the Lead Plaintiffs may terminate this settlement; provided however, that the Lead Plaintiffs shall provide Qwest Communications International Inc. written notice of their intent to terminate, and allow Qwest Communications International Inc. 30 days to cure. Qwest Communications International Inc. (on behalf of itself and the Settling Defendants and Released Persons) shall cause to be transferred another $200,000,000.00 (two hundred million) in cash plus interest that shall accrue from 30 days after Final Settlement Approval at a rate of 3.75% annually to an account controlled by the Escrow Agent by January 15, 2007. If all or part of such $200 million plus interest that shall accrue from 30 days after Final Settlement Approval at a rate of 3.75% annually is not transferred to an account controlled by the Escrow Agent by January 15, 2007, such un-transferred amounts shall accrue interest at a rate of 7% annually until such time as the entire $200 million plus interest that shall accrue from 30 days after Final Settlement Approval at a rate of 3.75% annually is transferred. Further, if all or part of such $200 million plus interest that shall accrue from 30 days after Final Settlement Approval at a rate of 3.75% annually is not transferred to an account controlled by the Escrow Agent by January 15, 2007, the Lead Plaintiffs may terminate this settlement; provided however, that the Lead

Plaintiffs shall provide Qwest Communications International Inc. written notice of their intent to terminate, and allow Qwest Communications International Inc. 30 days to cure. Notwithstanding any provision of this Stipulation, no Individual Settling Defendant is obligated to make any of the payments provided for hereunder.

2.2 Lead Plaintiffs and Qwest Communications International Inc. shall use their best efforts to persuade the Securities and Exchange Commission to apply to the United States District Court for the District of Colorado for an order authorizing and requiring that the SEC Distribution Fund be transferred to an account controlled by the Escrow Agent for distribution pursuant to this Stipulation and the Plan of Allocation. If the Securities and Exchange Commission advises the Settling Parties that it will not apply to the United States District Court for the District of Colorado for an order authorizing and requiring that the SEC Distribution Fund be transferred to an account controlled by the Escrow Agent pursuant to the terms of the Stipulation, if the United States District Court does not approve such application, or, if for any other reason, the SEC Distribution Fund is not distributed to the Class pursuant to this Stipulation and Plan of Allocation, Lead Plaintiffs shall have the right, but shall not be required to, withdraw from and terminate this Stipulation. Lead Counsel shall not apply for a fee based on the SEC Distribution Fund.

2.3 It is expressly acknowledged that Arthur Andersen LLP has agreed to contribute $10 million (ten million dollars) in connection with and as full consideration for this settlement and shall have no obligation to make any additional contribution either to Lead Plaintiffs, the Class, or any of the Settling Defendants in connection with this Stipulation.

b. The Escrow Agent

2.4 The Escrow Agent may invest the Settlement Fund deposited pursuant to ¶¶ 2.1 and 2.2 hereof in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates. The Escrow Agent shall bear all risks related to investment of the Settlement Fund.

2.5 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of counsel for Qwest Communications International Inc.

2.6 Subject to further order and/or direction as may be made by the Court, the Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation.

2.7 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

2.8 Within five (5) days after payment of the initial $100 million to the account controlled by the Escrow Agent pursuant to ¶ 2.1 hereof, the Escrow Agent may establish a “Class Notice and Administration Fund,” and may deposit up to $5 million from the Settlement Fund in it. The Class Notice and Administration Fund may be used by Lead Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, soliciting claims, assisting with the filing of claims, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms, and paying escrow fees and costs, if any. The Class Notice and Administration Fund may also be invested and earn interest as provided for in ¶ 2.4 of this Stipulation.

3. Taxes

3.1 (a) Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this ¶ 3.1, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

(b) For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax reports and returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. §1.468B-2(k)).

Such returns (as well as the election described in ¶ 3.1(a) hereof) shall be consistent with this ¶ 3.1 and in all events shall reflect that all Taxes (including but not limited to any federal, state, or local Taxes, and any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶ 3.1(c) hereof.

(c) All (i) Taxes (including but not limited to any federal, state, or local Taxes, and any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Settling Defendants or their counsel with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”), and (ii) expenses and costs incurred in connection with the operation and implementation of this ¶ 3.1 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the reports and returns described in this ¶ 3.1) (“Tax Expenses”), shall be paid out of the Settlement Fund; in all events the Released Persons shall have no liability or responsibility for the Taxes or the Tax Expenses. The Escrow Agent shall indemnify and hold each of the Released Persons harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any payment made to or for the benefit of the Class hereunder, and Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the

Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(l)(2)); neither the Settling Defendants nor their counsel are responsible nor shall they have any liability therefor. Nothing in this ¶ 3.1 or any part of this Stipulation shall constitute or be considered to be tax advice by the Released Persons or any of their respective counsel. The Settling Parties agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶ 3.1.

(d) Released Persons have made no representation or warranty with respect to the tax treatment by any Lead Plaintiffs or Class Member of any payment or transfer made pursuant to this Stipulation or derived from or made pursuant to the Settlement Fund.

(e) For the purpose of this ¶ 3.1, references to the Settlement Fund shall include both the Settlement Fund and the Class Notice and Administration Fund and shall also include any earnings thereon.

4. Notice Order and Settlement Hearing

4.1 As soon as practical following execution of the Stipulation, Lead Counsel shall submit the Stipulation together with its Exhibits to the Court and shall apply for entry of an order (the “Notice Order”), substantially in the form of Exhibit A hereto, requesting, inter alia, Preliminary Settlement Approval set forth in the Stipulation, and approval for the mailing of a settlement notice (the “Notice”) and publication of a summary notice, substantially in the forms of Exhibits              and              attached hereto. The Notice shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application, and the date of the Settlement Hearing as defined below.

4.2 Lead Counsel shall request that, after notice is given, the Court hold a hearing (the “Settlement Hearing”) and provide Final Settlement Approval for the Litigation with respect to the Settling Defendants as set forth herein. At or after the Settlement Hearing, Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

5. Releases

5.1 Upon the Effective Date, Lead Plaintiffs and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have: (i) fully, finally, and forever released, relinquished and discharged all Released Claims (including Unknown Claims) against the Released Persons, whether or not such Class Member executes and delivers the Proof of Claim and Release, (ii) covenanted not to sue any of the Released Persons or otherwise to assert, directly or indirectly, any of the Released Claims against any of the Released Persons, and (iii) agreed to be forever barred and enjoined from doing so, in any court of law or equity, or in any other forum.

5.2 The Proof of Claim and Release to be executed by Class Members shall release all Released Claims against the Released Persons and shall be substantially in the form contained in Exhibit A-2 attached hereto.

5.3 Upon the Effective Date, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Lead Plaintiffs, Class Members, and Lead Counsel from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement, or resolution of the Litigation or the Released Claims.

5.4 Upon the Effective Date, Qwest and its Related Parties and the Arthur Andersen Released Parties shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged one another from all claims (including Unknown Claims), arising out of, relating to, or in connection with the Released Claims.

6. Administration and Calculation of Claims, Final Awards and Supervision and Distribution of Settlement Fund

6.1 The Claims Administrator, subject to such supervision and direction of the Court and/or Lead Counsel as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund to Authorized Claimants.

6.2 The Settlement Fund shall be applied as follows:

(a) to pay Lead Counsel’s attorneys’ fees and expenses with interest thereon (the “Fee and Expense Award”), and to pay Lead Plaintiffs’ expenses (including lost wages) incurred in representing the Class if and to the extent allowed by the Court;

(b) to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Class Members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any;

(c) to pay the Taxes and Tax Expenses described in ¶ 3.1 hereof; and

(d) to distribute the Net Settlement Fund to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, and the Court.

6.3 Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with ¶¶ 6.4-6.9 hereof.

6.4 Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit          attached hereto, signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

6.5 Except as otherwise ordered by the Court, all Class Members who fail timely to submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment. Notwithstanding the foregoing, Lead Counsel may, in their discretion, accept for processing late submitted claims so long as the distribution of the Net Settlement Fund to Authorized Claimants is not materially delayed.

6.6 The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court. If any funds remain in the Net Settlement Fund by reason of un-cashed checks or otherwise, then, after the Claims Administrator has made reasonable and diligent efforts to have Class Members who are entitled to participate in the distribution of the Net Settlement Fund cash their distribution checks, any balance remaining in the Net Settlement Fund one (1) year after the initial distribution of such funds shall be re-distributed to Class Members who have cashed their checks and who would receive at least $10.00 from such re-distribution, after payment of any taxes, and unpaid costs or fees incurred in administering the Net Settlement Fund for such re-distribution. If after six months after such re-distribution any funds shall remain in the Net Settlement fund, then such balance shall be returned to Colorado-based non-sectarian, not-for-profit 501(c)(3) organization(s) providing legal services or otherwise in the appropriate public interest designated by Lead Counsel.

6.7 The Released Persons shall have no responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes, or any losses incurred in connection therewith, except that Lead Counsel agrees to confer with counsel for Qwest prior to submission of the Plan of Allocation.

6.8 No Person shall have any claim against Lead Counsel or the Claims Administrator, or their counsel, based on distributions made substantially in accordance with the Stipulation and the settlement contained therein, the Plan of Allocation, or further order(s) of the Court. No Person shall have any claim whatsoever against Settling Defendants, Settling Defendants’ counsel, or any Released Persons arising from or related to any distributions made, or not made, from the Settlement Fund.

6.9 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the settlement set forth therein, or any other orders entered pursuant to the Stipulation.

7. Lead Counsel’s Attorneys’ Fees and Reimbursement of Expenses

7.1 Lead Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for an award of attorneys’ fees, and reimbursement of expenses incurred in connection with prosecuting the Litigation, plus any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid). Lead Counsel reserve the right to make additional applications for fees and expenses incurred. The Lead Plaintiffs may submit an application for reimbursement of their expenses (including lost wages) incurred in representing the Class in the Litigation.

7.2 The attorneys’ fees, expenses and costs, as awarded by the Court, shall be paid to Lead Counsel from the Settlement Fund, as ordered, immediately after the Court executes an order awarding such fees and expenses. Lead Counsel shall allocate the attorneys’ fees amongst other Plaintiffs’ counsel in a manner in which they in good faith believe reflects the contributions of such counsel to the prosecution and settlement of the Litigation. In the event that (i) the Effective Date does not occur, (ii) the judgment and/or order making such fee and expense award is reversed or modified, (iii) the Stipulation is canceled or terminated for any reason, or (iv) if the dismissal with prejudice of this Litigation does not become Final, and in the event that the fee and expense award has been paid to any extent, then Lead Counsel shall within five (5) business days from receiving notice from Qwest Communications International Inc. or from a court of appropriate jurisdiction, refund to the Settlement Fund the fees, expenses and costs previously paid to them from the Settlement Fund plus interest thereon at the same rate as earned on the Settlement Fund in an amount consistent with such reversal or modification. Each Plaintiffs’ counsel’s law firm as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph and such other agreement between Qwest Communications International Inc. and Lead Counsel. Without limitation, each such law firm and its partners and/or shareholders agree that the Court may, upon application of Qwest Communications International Inc., summarily issue orders including, without limitation, judgments and attachment orders and may make appropriate findings of or sanctions for contempt, against them or any of them should such law firm fail timely to repay such fees and expenses.

7.3 The procedure for and the allowance or disallowance by the Court of any applications by Lead Counsel for attorneys’ fees and expenses to be paid out of the Settlement Fund are not part of the settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Litigation set forth therein.

7.4 Settling Defendants and their Related Parties shall have no responsibility for the allocation among Plaintiffs’ counsel, and/or any other Person who may assert some claim thereto, of any fee and expense award that the Court may make in the Litigation.

8. Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

8.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of the last to occur of the following events:

(a) Qwest Communications International Inc. has timely made or caused to be made its contributions to the Settlement Fund as required by ¶¶ 2.1 and 2.2 hereof;

(b) the Court has entered the Notice Order, as required by ¶ 4.1 hereof;

(c) the Court has entered the Judgment, attached hereto as Exhibit B, or a judgment substantially similar in all material respects to the Judgment attached hereto as Exhibit B;

(d) the Judgment has become Final; and

(e) Qwest Communications International Inc. has waived or has not timely asserted any right to withdraw from the Settlement, including those rights to terminate provided under ¶¶ 8.2 and 11 hereof.

8.2 Simultaneously herewith, Qwest Communications International Inc. and the Lead Plaintiffs (individually and on behalf of the Class) have entered into a “Supplemental Agreement Regarding Requests for Exclusion” setting forth, among other things, certain conditions under which this Stipulation may be withdrawn or terminated by Qwest Communications International Inc. The Supplemental Agreement Regarding Requests for Exclusion shall not be filed prior to the Settlement Hearing unless a dispute arises as to its terms or Qwest Communications International Inc. exercises its rights thereunder. In the event of a withdrawal from this Stipulation pursuant to the Supplemental Agreement Regarding Requests for Exclusion, this Stipulation shall become null and void and of no further force and effect and the provisions of ¶ 8.4 hereof shall apply.

8.3 Upon the occurrence of all of the events referenced in ¶ 8.1 hereof, any and all remaining interest or right of Settling Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished. If all of the conditions specified in ¶ 8.1 hereof are not met, then the Stipulation shall be canceled and terminated subject to ¶¶ 8.4 hereof unless Lead Counsel and counsel for Settling Defendants mutually agree in writing within thirty (30) days of their receipt of notice of any failed condition to proceed with the Stipulation.

8.4 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, be canceled, or not become effective for any reason, within five (5) business days after written notification of such event is sent by counsel for Qwest Communications International Inc. to the Escrow Agent, the Settlement Fund, plus accrued interest (except the portion constituting the SEC Distribution Fund), and the Class Notice and Administration Fund, plus accrued interest, shall be refunded to Qwest Communications International Inc., less expenses due and owing as set forth in ¶ 2.8, and the SEC Distribution Fund, plus accrued interest, shall be refunded to the account in the Court Registry Investment System from which the SEC Distribution Fund came or otherwise treated in accordance with written instructions provided by the Securities and Exchange Commission, provided, however, that neither the Lead Plaintiffs nor Lead Counsel shall have any obligation to repay any amounts actually and properly disbursed from the Class Notice and Administration Fund, and that any expenses already incurred and properly chargeable to the Class Notice and Administration Fund pursuant to ¶ 2.8 hereof and Taxes and Tax Expenses at the time of such termination or cancellation but that have not been paid, shall be paid or retained in escrow by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded. At the request of Qwest, the Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Fund and pay the proceeds to Qwest Communications International Inc.

9. Class Certification

For purposes of this Stipulation only, the Settling Parties will stipulate to certification of the Class as defined herein. Settling Defendants expressly reserve the right to contest class certification in the event this Settlement does not become effective for any reason. This Stipulation, whether or not consummated, and any proceedings taken pursuant to it, shall not be construed as or received in evidence as an admission, concession or presumption that class certification is appropriate in this action.

10. Preferences, Voidable Transfers, or Fraudulent Transfers

The Settling Parties agree that, with respect to any Settling Defendant, in the event of a final order of a court of competent jurisdiction, not subject to any further proceedings, determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Settling Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction under Title 11 of the United States Code (Bankruptcy) or applicable state law and any portion thereof is required to be refunded and such amount is not promptly deposited in the Settlement Fund by any other Settling Defendant, then, at the election of Class Plaintiffs’ Counsel, as to such Settling Defendant only, the releases given and the Judgments entered in favor of such Settling Defendant pursuant to the Stipulation shall be null and void. The releases given and the Judgments entered in favor of other Settling Defendants shall remain in full force and effect.

11. Limitations On Subsequent Claims Against Released Parties

11.1 In accordance with Section 21D-4(f)(7)(A) of the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4(f)(7)(A), each of the Released Persons by virtue of the Judgment is discharged from all claims for contribution that have been or may hereafter be brought by or on behalf of any of the Non-Settling Defendants or any of the Settling Defendants based upon, relating to, or arising out of the Released Claims. Accordingly, (i) the Non-Settling Defendants are hereby permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any such claim for contribution against any Released Person based upon, relating to, or arising out of the Released Claims, and (ii) the Released Persons are hereby permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any claim for contribution against the Non-Settling Defendants based upon, relating to, or arising out of the Released Claims. For purposes of Section 11 of this Stipulation only, Non-Settling Defendants shall include any Person who Lead Plaintiffs may hereafter sue based upon, relating to, or arising out of the Released Claims (“Reform Act Bar Order”). Inclusion of the Reform Act Bar Order in the Judgment is material to Settling Defendants’ decision to participate in this Stipulation.

11.2 The Non-Settling Defendants and the Settling Defendants are hereby permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any claim, if any, however styled, whether for indemnification, contribution, or otherwise and whether arising under state, federal, or common law, against the Released Persons based upon, arising out of, or relating to the Released Claims; and the Released Persons are permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any other claim, if any, however styled, whether for indemnification, contribution, or otherwise and whether arising under state, federal, or common law, against the Non-Settling Defendants based upon, arising out of, or relating to the Released Claims (the “Complete Bar Order”). In the event that the Judgment fails to contain a Complete Bar Order substantially in conformity with this ¶ 11.2, such failure shall not be a basis for Lead Plaintiffs or any Class Member to terminate the settlement.

11.3 To the extent (but only to the extent) not covered by the Reform Act Bar Order and/or the Complete Bar Order, the Lead Plaintiffs, on behalf of themselves and the Class, further agree that they will reduce or credit any settlement or judgment (up to the amount of such settlement or judgment) they may obtain against a Non-Settling Defendant by an amount equal to the amount of any settlement or final, non-appealable judgment that a Non-Settling Defendant may obtain against any of the Released Persons based upon, arising out of, relating to, or in connection with the Released Claims or the subject matter thereof. In the event that a settlement is reached between Lead Plaintiffs or the Class and a Non-Settling Defendant, or final judgment is entered in favor of Lead Plaintiffs or the Class against a Non-Settling Defendant before the resolution of that Non-Settling Defendant’s potential claims against any Released Person, any funds collected on account of such settlement or judgment shall not be distributed, but shall be retained by the Escrow Agent pending the resolution of any potential claim by the Non-Settling Defendant claim against such Released Person(s) as provided in Paragraphs 11.3 and 11.4 of this Stipulation. In the event a Non-Settling Defendant asserts a claim against a Released Person related to any claim or judgment asserted against that Non-Settling Defendant, or settlement entered into by that Non-Settling Defendant, arising from or related to a claim asserted against that Non-Settling Defendant by Lead Plaintiffs or any other Class Member, Qwest Communications International Inc. agrees to pay the reasonable costs of defending any such claim that may be asserted against any Released Person by any Non-Settling Defendant, and any such Released Person shall defend against such claim in good faith and will not settle such claim without the prior written consent of Lead Counsel and Qwest Communications International Inc., which consent shall not be unreasonably withheld. Inclusion of this Paragraph 11.3 in the Judgment is material to Settling Defendants’ decision to participate in this Stipulation.

11.4 The Class will not settle any claim or judgment against a Non-Settling Defendant without obtaining from the Non-Settling Defendant the release of any and all claims the Non-Settling Defendant may have against any of the Released Persons based upon, arising out of, relating to or in connection with the Released Claims or the subject matter thereof, provided that each Settling Defendant shall execute and provide to the Non-Settling Defendant a release in a form that is satisfactory both to the Settling Defendants and the Non-Settling Defendant. Inclusion of this Paragraph 11.4 in the Judgment is material to Settling Defendants’ decision to participate in this Stipulation.

12. Miscellaneous Provisions

12.1 Notwithstanding any other provision in this Stipulation, including ¶¶ 5.4, 11.1, 11.2, 11.3, and 11.4, this Stipulation shall not cause the Released Persons and Non-Settling Defendants to release the following potential claims between or among themselves:

(a) Claims that arise from or relate to claims asserted by those Persons who request exclusion from the Class in such form and manner, and within such time, as the Court shall prescribe, and who assert claims that would have been Released Claims under this Stipulation but for the Person’s exclusion from the Class;

(b) Claims that arise from or relate to claims asserted in In re Qwest Savings and Retirement Plan ERISA Litigation 02-CV-00464-REB-CBS, including all actions consolidated therein.

(c) Any claims, rights or obligations concerning advancement of legal fees and expenses, or the recovery of legal fees and expenses advanced or that may be advanced, by Qwest Communications International Inc. or any subsidiary or affiliate of Qwest Communications International Inc. to the Non-Settling Defendants or any Released Person.

(d) (i) the November 12, 2003 Definitive Settlement Agreement and all documents attached thereto and/or contemplated thereby relating to the settlement among Qwest Communications International Inc. and certain Qwest Communications International Inc. directors and officers and fiduciary liability insurance carriers, or (ii) the Insureds Trust Agreement (as amended) made and entered into as of June 1, 2004, by and among U.S. Bank Trust Association, U.S. Bank Trust National Association, the Honorable Sam C. Pointer, Qwest Communications International Inc. and Individual Beneficiaries as defined therein.

(e) Enforcement of any breach of this Stipulation.

12.2 The Settling Parties (a) acknowledge that it is their intent to consummate this Stipulation, and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation. Further, Qwest Communications International Inc. and Arthur Andersen LLP will enter into an agreement with Lead Counsel providing for Qwest Communications International Inc.

and Arthur Andersen LLP (a) to attempt to make certain current and former employees available in connection with Lead Plaintiffs’ continued prosecution of the above-captioned matter, and (b) to make certain other discovery materials available consistent with its defense of any other litigation or other proceeding.

12.3 The Settling Parties intend this settlement to be a final and complete resolution of all disputes between them with respect to the Litigation. The Stipulation compromises claims that are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Settling Parties agree that the amount paid to the Settlement Fund and the other terms of the Stipulation were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Litigation was brought or defended in bad faith or without a reasonable basis. The Settling Parties agree not to oppose a finding in the Judgment that during the course of the Litigation, the Settling Parties and their respective counsel at all times complied with the requirements of Rule 11 of the Federal Rules of Civil Procedure.

12.4 Notwithstanding anything to the contrary contained herein, the Lead Plaintiffs and each of the Class Members, for themselves and any other persons claiming by, through, or on behalf of them, acknowledge and agree that (i) in no event shall the Administrator of Arthur Andersen LLP, any member of the Administrative Board of Arthur Andersen LLP (or any officer, director, member or shareholder of any

Administrative Board), any present or former directors, officers, managers, partners, participating principals, national directors or similar persons of Arthur Andersen LLP or any of their respective agents or representatives (collectively, the “Andersen Covered Persons”) have any personal liability with respect to the obligations arising out of or relating to this Stipulation; and (ii) no Andersen Covered Person shall be obligated to make, and no Andersen Covered Person in fact will make, any capital contribution or other payment of any kind to Arthur Andersen LLP in order for Arthur Andersen LLP to satisfy its obligations arising out of or relating to this Stipulation. Notwithstanding this paragraph, Arthur Andersen LLP (but not Andersen Covered Persons) is responsible for the contribution of $10 million (ten million dollars) to this settlement, such payment to be made to Qwest Communications International Inc.

12.5 Neither the Stipulation nor the settlement contained herein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Released Persons or Non-Settling Defendants; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Persons or Non-Settling Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Released Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

12.6 The protections afforded by the Protective Order governing the Litigation shall be unaffected by this Stipulation.

12.7 All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

12.8 This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

12.9 This Stipulation, the Exhibits attached hereto, the Supplemental Agreement Regarding Requests for Exclusion, the executed Term Sheet between Qwest Communications International Inc. and Arthur Andersen LLP, and the other agreements identified herein, constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation, its Exhibits, or the Supplemental Agreement Regarding Requests for Exclusion, other than the representations, warranties and covenants contained and memorialized in such documents, and shall not be amended except by a written instrument signed by the Settling Parties. Except as otherwise provided herein, each Settling Party shall bear its own costs.

12.10 Lead Counsel, on behalf of the Class, are expressly authorized by the Lead Plaintiffs to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which they deem appropriate.

12.11 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

12.12 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

12.13 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties.

12.14 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

12.15 This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Delaware, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Delaware without giving effect to that State’s choice-of-law principles.

12.16 Whenever notice to Lead Plaintiffs or Lead Counsel is required to be given pursuant to this Stipulation, it shall be delivered by both facsimile and federal express to:

Keith Park

Lerach, Coughlin, Stoia, Geller,

Rudman & Robbins LLP

655 W. Broadway, Suite 1900

San Diego, CA 92101-3301

Fax: 619-231-7423

12.17 Whenever notice to Qwest Communications International Inc. is required to be given pursuant to this Stipulation, it shall be delivered by both facsimile and federal express to:

Richard N. Baer

General Counsel

Qwest Communications International Inc.

1801 California Street

Suite 5200

Denver, Colorado 80112

Fax: 303-383-8444

and

Jonathan Schiller

David Boyd

Alfred Levitt

Boies, Schiller & Flexner LLP

5301 Wisconsin Ave., N.W.

Washington DC 20015

(202) 237-2727 (phone)

(202) 237-6131 (fax)

12.18 Whenever notice to other Settling Defendants is required to be given pursuant to this Stipulation, it shall be delivered by both facsimile and federal express to the signatories to this Stipulation or their respective counsel.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated as of November                     , 2005.